Exhibit 10.40

SECOND AMENDMENT AGREEMENT TO

CREDIT AGREEMENT

This AMENDMENT AGREEMENT is dated as of November 16, 2007 between SOLO CUP CANADA INC. (the “Borrower”) and GE CANADA FINANCE HOLDING COMPANY (the “Lender” or “Agent”).

WHEREAS:

(A)	Agent and Borrower (under Borrower’s prior name of Lily Cups Inc.) entered into a credit agreement dated as of September 24, 2004 as amended by the first amendment to credit agreement dated as of October 19, 2006 (as amended, the “Credit Agreement”); and

(B)	Agent and Borrower have agreed to amend certain terms of the Credit Agreement effective the date hereof;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements contained in this Amendment Agreement and other good and valuable consideration now paid by each party to the other (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

ARTICLE I

INTERPRETATION

Section 1.1 Definitions. Terms used, but not defined, in this Amendment Agreement shall have the respective meanings assigned to them in the Credit Agreement.

ARTICLE II

AMENDMENTS

Section 2.1 Credit Agreement Amendments. As of and with effect from the date hereof the Credit Agreement shall be amended as follows (in this Section 2.1 only, unless the context otherwise specifies, a reference to a Section or a subsection is a reference to a Section or a subsection of the Credit Agreement):

(1)	In Annex A, the definition of “Letter of Credit Obligations” is deleted and replaced by the following:

Letter of Credit Obligations shall mean all outstanding obligations incurred by Lender at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guarantee by Lender or purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount or Equivalent Amount, as appropriate, which may be payable by Lender thereupon or pursuant thereto.

(2)	In Annex B, paragraphs (1) and (5) are deleted and replaced by the following:

(1) Issuance. Subject to the terms and conditions of the Agreement, Lender agrees to incur, from time to time prior to the Commitment Termination Date, upon the request of Borrower and for Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued (by a bank or other legally authorized Person selected by or acceptable to Lender in its sole discretion (each, an “L/C Issuer”)) for Borrower’s account in Dollars or US Dollars and guaranteed by Lender; provided, however, that (a) the aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the least of (i) Eleven Million Dollars ($11,000,000) minus the amount of all outstanding Permitted Investments (the “L/C Sublimit”), and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Revolving Credit Advances and (iii) the Borrowing Base less the aggregate outstanding principal balance of the Revolving Credit Advances; (b) the maximum amount of Letters of Credit which may be issued in US Dollars is the Equivalent Amount of Ten Million Dollars ($10,000,000); (c) one million Dollars ($1, 000,000) of the L/C Sublimit may only be used for Letters of Credit issued in Dollars; and (d) ten million Dollars ($10,000,000) of the L/C Sublimit may only be used for Letters of Credit (each an “Affiliate Letter of Credit”) to be issued for Borrower’s account on behalf of Solo Cup Company to beneficiaries identified by Solo Cup Company. No Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof, and Lender shall not be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date which is later than the Commitment Termination Date.

(5) Request for Incurrence of Letter of Credit Obligations. Borrower shall give Lender at least two (2) Business Days prior written notice requesting the incurrence of any Letter of Credit Obligation, specifying the date such Letter of Credit Obligation is to be incurred, identifying the beneficiary to which such Letter of Credit Obligation relates, describing the nature of the transactions proposed to be supported thereby and indicating whether such Letter of Credit Obligation is in respect of an Affiliate Letter of Credit. The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) to be guaranteed and, to the extent not previously delivered to Lender, copies of all agreements between Borrower and the L/C Issuer pertaining to the issuance of Letters of Credit. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by Borrower and approvals by Lender and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Lender and the L/C Issuer.

(3)	Section 6.2 is deleted in its entirety and replaced by the following:

Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6, Borrower shall not make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that (1) Borrower may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrower does not exceed $250,000; (2) so long as no Default or Event of Default shall have occurred and be continuing, and there is no outstanding Revolving Loan balance, Borrower may make investments, subject to Control Letters in favour of Agent or otherwise subject to a perfected security interest in favour of Agent, in (A) marketable direct obligations issued or unconditionally guaranteed by Canada, any agency thereof, the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (B) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (C) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of Canada or the United States of America, each having combined capital, surplus and undivided profits of not less than US$300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (D) time deposits, maturing no more than 30 days from the date of creation thereof with A Rated Banks, and (E) mutual funds that invest solely in one or more of the investments described in clauses (A) through (D) above, and (F) other investments not exceeding $100,000 in the aggregate at any time outstanding, and (3) so long as no Default or Event of Default shall have occurred and be continuing, Borrower may make investments (“Permitted Investments”) in operating businesses which are substantially similar to the business of Borrower, including Affiliates of Borrower, in an aggregate amount (or Equivalent Amount, as appropriate) of up to $10,000,000 less the amount (or Equivalent Amount, as appropriate) of all Letter of Credit Obligations outstanding in respect of Affiliate Letters of Credit; provided that the following conditions have been met: (A) the average Borrowing Availability during the 90-day period prior to the date of such investment is not less than $6,000,000 and the Borrowing Availability is not less than $5,000,000 for more than five (5) consecutive Business Days at any time during such 90-day period (except that the Borrowing Availability must be at least $6,000,000 for the last 10 days of such 90-day period), in all cases calculated as if such investment had already been made 91 days prior to the date of such investment, (B) Agent shall be satisfied in its sole discretion (or, pursuant to Section 3.1(h) of this Amendment Agreement, be deemed to be satisfied) that the restatement of Solo Cup Company's financial statements for fiscal 2003, 2004 and 2005 as well as the first quarter of 2006 indicates no material adverse cash impact on Borrower’s operations or shall have waived the aforesaid condition, (C) Agent has received 15 days prior written notice of Borrower’s intention to make the investment together with sufficient information to enable Agent to evaluate the investment, (D) any securities received by Borrower as consideration for such investment are delivered into the possession of Agent together with any other documents requested by Agent to perfect its security interest in such securities, and (E) Agent has provided its prior written consent, such consent not to be unreasonably withheld, to the making of such investment.

ARTICLE III

MISCELLANEOUS

Section 3.1 Continuing Effect. The parties hereby confirm the terms of the Credit Agreement and each of the Loan Documents which continue in full force and effect except as amended by the terms of this Amendment Agreement. The Credit Agreement and this Amendment Agreement shall hereafter be read and construed as one instrument.

Section 3.2 Governing Law. The provisions of section 11.9 of the Credit Agreement shall apply to this Amendment Agreement as if the same were set out in full herein.

Section 3.3 Variation. The provisions of this Amendment Agreement shall not be varied otherwise than by an instrument in writing executed by or on behalf of all the parties.

Section 3.4 Counterparts. This Amendment Agreement may be executed in any number of counterparts and by any party hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided however, that any party providing its signature in such manner will promptly forward to the other parties an original of the signed copy of this Amendment Agreement which was so faxed.

Section 3.5 Further Assurances. Each party agrees from time to time to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by law or reasonably requested by any other party to establish, maintain and protect the rights and remedies of such party and to carry out and effect the intent and purpose of this Amendment Agreement.

Section 3.6 Invalidity of any Provision. If any provision of this Amendment Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment Agreement as of the date first written above.

SOLO CUP CANADA INC.

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	President

GE CANADA FINANCE HOLDING COMPANY

By:	/s/ Colin Woodyard
Name:	Colin Woodyard
Title:	Vice President

SIGNATURE PAGE TO

SECOND AMENDMENT AGREEMENT

TO CREDIT AGREEMENT